Exhibit 10.43
Amendment to Distiller’s Grains Marketing Agreement
This writing shall serve as an Amendment to the Distiller’s Grains Marketing Agreement (“Agreement”) presently in effect between One Earth Energy, LLC (“One Earth”) and United Bio Energy Ingredients (“UBE”), together, the “Parties”.
1.	The Price UBE shall pay One Earth Energy for all DDGS shall be Ninety Eight Percent (98.0%) of the F.O.B. Facility Price charged by UBE to its customers, but in no case shall the commission exceed two-dollars ($2.00) per short ton or be less than one-dollar and sixty cents ($1.60) per short ton. The Price shall begin with shipments on the first day of January 2011.
2.	UBE shall no longer give One Earth the three-thousand dollar ($3,000) per month credit One Earth presently receives in exchange for UBE not locating a merchandiser at One Earth’s facility. UBE shall not be required to locate a merchandiser at One Earth’s facility.
3.	UBE shall continue weekly payments in accordance with the terms currently in place at the time this amendment is signed.
4.	The date of termination of the Agreement shall be extended from its present termination date of July 1, 2012 until July 1, 2014 (“Extension Period”).
5.	During the Extension Period, One Earth may tender ninety (90) days notice to terminate the Agreement early if UBE fails to deliver adequate logistical service to One Earth or UBE’s marketing services fail to yield One Earth a value for its Dried Distiller’s Grains that is consistent with the prevailing market price for Distiller’s Grains in One Earth’s region and in quantities commensurate with One Earth’s Production volumes and quality. Only values from credit-worthy customers shall be included in any analysis of the prevailing market price. Forward sales approved by One Earth and reductions in price due to diminution in product quality shall not be included in any analysis of the prevailing market price for purposes of establishing One Earth’s right to terminate.
6.	In the event that One Earth tenders notice to UBE to so terminate pursuant to the paragraph four above, UBE shall have thirty (30) days to cure and the Parties agree to work together in good faith to effect a cure. In the event that One Earth still makes a showing of ongoing, material service and/or pricing issues, One Earth may then tender UBE the aforesaid thirty (30) day notice to terminate. In the event of termination of this Agreement, One Earth agrees to honor any sales contracts existing as of the date of termination.

All other provisions of the Agreement shall remain in full force and effect. Where the Agreement and this Amendment shall conflict, this Amendment shall control
The Parties hereby agree to the terms of this Amendment and agree to be bound by its terms.

One Earth Energy LLC

By	/s/ Steven Kelly

Its	General Manager

12-6-2010

United Bio Energy Ingredients

By	/s/ Randy Ives

Its	Vice President 12-31-2010